Exhibit 10.19
ROBINHOOD MARKETS, INC.
2021 EMPLOYEE SHARE PURCHASE PLAN
SUBSCRIPTION AGREEMENT
By clicking the “ENROLL” (or similar wording) button on the Employee Share Purchase Plan screen of a Robinhood Markets, Inc. stock plan account on www.etrade.com, the holder of such account (the “Employee”) hereby agrees to this Subscription Agreement and enrolls in the Plan (as defined below) or, as applicable, submits a change of contribution rate, according to the following terms:
1.Election to Participate. The Employee hereby elects to participate in the Robinhood Markets, Inc. 2021 Employee Share Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Class A Common Stock (“Shares”) in accordance with the Plan, any sub-plan to the Plan applicable to Employee’s country and this Subscription Agreement, including the appendix to this Subscription Agreement applicable to Employee’s country (the “Appendix”). The Appendix may include terms and conditions which are in addition to, or in replacement of, the terms and conditions set forth in this Subscription Agreement. Terms used but not defined herein shall have the meanings ascribed to them in the Plan.
2.Payroll Deductions. Employee hereby authorizes payroll deductions by the Company or any Employer from each payroll in a specified percentage (as indicated by the Employee in his or her online account concurrently with the acceptance of this Subscription Agreement, in whole percentages only (no fractions) from one (1%) to fifteen percent (15%); provided that a decrease in rate may be to zero percent (0%)) of his or her Compensation on each payday during the Offering Period in accordance with the Plan, except that, solely with respect to the Plan’s first Offering Period, such payroll deductions will commence with the first payroll following the end of the Initial Enrollment Period (as defined below). Please note:
•this percentage will be applied to eligible Compensation pre-tax but contributions will be withdrawn from eligible Compensation after-tax; and
•if you reduce your contribution rate to zero during an Offering Period (and do not formally withdraw from the Plan), you will remain enrolled for the duration of that Offering Period and then you will be automatically withdrawn from the Plan at the end of that Offering Period. To avoid being withdrawn from the Plan and to remain enrolled when a new Offering Period commences, you must have a contribution rate of at least one percent (1%) in effect for the new Offering Period.
3.Accumulation of Payroll Deductions and Purchase of Shares. Employee understands that said payroll deductions will be accumulated for the purchase of Shares at the applicable Purchase Price determined in accordance with the Plan. Employee understands that if

ESPP Subscription Agreement

he or she does not withdraw from an Offering Period at least two weeks prior to the next Purchase Date (or by such later deadline in advance of the Purchase Date as may be allowed by the Plan Administrator from time to time), any accumulated payroll deductions will be used to automatically exercise his or her stock purchase right and purchase Shares under the Plan. The maximum number of Shares that may be purchased per Purchase Period is 2,500.
4.Review of Company’s Plan and Prospectus. Employee has received a copy of the complete Plan and a copy of the Company’s most recent Prospectus that describes the Plan. Employee understands that his or her participation in the Plan is in all respects subject to the terms of the Plan.
5.Deposit of Shares in Brokerage Account. Shares purchased by Employee under the Plan will be deposited into an account in the name of Employee at the brokerage firm designated by the Company from time to time as the broker to receive Shares under the Plan (currently E*TRADE Securities).
6.Market Standoff. Employee agrees that in connection with any registered public offering of securities of the Company (an “Offering”), Employee shall not sell or otherwise dispose of any Shares acquired under the Plan without the prior written consent of the Company or the underwriters managing such Offering, as applicable, for a period of time (not to exceed one-hundred eighty (180) days) following the pricing date of such Offering, as agreed to by the Company and such managing underwriters (which restricted period may be extended in the event the Company issues an earnings release or material news or a material event relating to the Company occurs or announces that it will issue an earnings release, in each case, during the last seventeen (17) days of the restricted period), subject to all restrictions and exceptions as the Company and such managing underwriters may agree to for employee-stockholders generally. In order to enforce the foregoing, the Company shall have the right to impose, or direct any third party administering the Plan to impose, stop transfer instructions with respect to the Shares until the end of such restricted period.
7.Notification of Disposition Requirement (For U.S. Taxpayers Only). If an Employee is a U.S. taxpayer, Employee understands that if he or she disposes of any Shares that he or she purchased under the Plan within two (2) years after the Offering Start Date (the first day of the Offering Period during which he or she purchased such Shares) or one (1) year after the applicable Purchase Date, he or she will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the Shares at the time such Shares were purchased over the price paid for the Shares. If an Employee is a U.S. taxpayer, Employee hereby agrees to notify the Company in writing within thirty (30) days after the date of any disposition of such Shares and to make adequate provision for federal, state or other tax withholding obligations, if any, that arise upon the disposition of such Shares. The Company and any Employer may, but will not be obligated to, withhold from Employee’s compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company or any Employer any tax deductions or benefits attributable to Employee’s sale or disposition of such Shares. If an Employee is a U.S. taxpayer, Employee understands that if he

ESPP Subscription Agreement

or she disposes of such Shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, he or she will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (i) the excess of the fair market value of the Shares at the time of such disposition over the Purchase Price paid for the Shares, or (ii) fifteen percent (15%) of the fair market value of the Shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
8.Effectiveness of Agreement. Employee understands that this Subscription Agreement applies to the first Offering Period that begins after the date Employee enrolls in the Plan and will remain in effect for each successive Offering Period unless Employee makes a change to the authorized level of payroll deductions (in which case such new level will continue in effect as aforesaid), withdraws from the Plan or becomes ineligible to participate in the Plan, except that if this Subscription Agreement is accepted within 30 days following the Registration Date, or such earlier deadline as management may announce (such period, the “Initial Enrollment Period”), it will apply to the first Offering Period under the Plan. Notwithstanding the foregoing, Employee’s participation in any successive Offering Period will be governed by the terms and conditions of the Plan and the Company’s form of Subscription Agreement in effect at the beginning of any such Offering Period, subject to Employee’s right to withdraw from the Plan according to the withdrawal procedures in effect at such time.
9.Taxes.
(a)Responsibility for Taxes. Employee acknowledges that, regardless of any action taken by the Company and/or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or any other tax-related items related to Employee’s participation in the Plan and legally applicable or deemed applicable to Employee (“Tax-Related Items”) is and remains Employee’s responsibility and may exceed the amount, if any, withheld by the Company or the Employer. Employee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the right to purchase Shares or the underlying Shares, including, but not limited to, the grant or exercise of the right to purchase Shares, the purchase of Shares, the issuance of Shares upon such purchase, the sale of Shares acquired under the Plan or the receipt of any dividends paid on the Shares; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of Employee’s participation in the Plan to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Employee is subject to Tax-Related Items in more than one jurisdiction, Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Tax Withholding. Prior to the relevant taxable or tax withholding event, as applicable, Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy any withholding obligations the Company or the Employer may have

ESPP Subscription Agreement

for Tax-Related Items. In this regard, Employee authorizes the Company and/or the Employer, as applicable, and their respective agents, at their discretion, to satisfy any withholding obligation for Tax-Related Items by one or a combination of the following:
(i)withholding from Employee’s wages or other cash compensation payable to Employee by the Company and/or the Employer;
(ii)requiring Employee to tender a cash payment to the Company or the Employer;
(iii)withholding from proceeds of the sale of Shares acquired upon purchase, either through a voluntary sale or through a mandatory sale arranged by the Company (on Employee’s behalf pursuant to this authorization without further consent);
(iv)withholding from the Shares to be issued upon purchase; or
(v)any other method acceptable to the Company and, to the extent required by Applicable Laws or the Plan, approved by the Administrator;
(vi)and in each case, under such rules as may be established by the Administrator and in compliance with the Company’s insider trading policy and 10b5-1 trading plan policy, if applicable.
The Company may withhold or account for Tax-Related Items by considering minimum statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate for Employee’s jurisdiction(s). If the maximum applicable rate for Employee’s jurisdiction(s) is used in connection with the withholding methods described in (iii) or (iv) above, Employee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the withholding obligation for Tax-Related Items is satisfied by withholding in Shares as described in (iv) above, for tax purposes, Employee will be deemed to have received the full number of Shares, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the Tax-Related Items.
The Company may refuse to deliver the Shares or the proceeds of the sale of Shares, if Employee fails to comply with Employee’s obligations for Tax-Related Items.
10.Electronic Delivery and Participation. Employee acknowledges and understands that the Company may, in its sole discretion, deliver any documents related to Employee’s current or future participation in the Plan by electronic means and/or may request Employee’s consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and to participate in the Plan through any on-line or electronic system established or maintained by the Company or another party designated by the Company.
11.Agreement to Plan Terms and Eligibility. Employee hereby agrees to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon Employee’s eligibility to participate in the Plan.

ESPP Subscription Agreement

12.Data Privacy Consent. Employee hereby declares that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.
(a)Declaration of Consent. Employee understands that he or she must review the following information about the processing of Personal Data by or on behalf of the Company or, if different, the Employer as described in this Subscription Agreement and any materials related to Employee’s eligibility to participate in the Plan and declare his or her consent. As regards the processing of Employee’s Personal Data in connection with the Plan, Employee understands that the Company is the controller of his or her Personal Data.
(b)Data Processing and Legal Basis. The Company collects, uses and otherwise processes certain information about Employee for purposes of implementing, administering and managing the Plan. Employee understands that this information may include, without limitation, Employee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all equity awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor (the “Personal Data”). The legal basis for the processing of Employee’s Personal Data, where required, is Employee’s consent.
(c)Stock Plan Administration Service Providers. Employee understands that the Company transfers his or her Personal Data, or parts thereof, to E*Trade Corporate Financial Services, Inc. and E*Trade Securities LLC (“E*Trade”), an independent service provider based in the U.S., which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share Employee’s Personal Data with such different service providers that serve the Company in a similar manner. The Company’s service providers will open an account for Employee to receive and trade Shares acquired under the Plan and Employee may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of any ability to participate in the Plan.
(d)International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*Trade, are based in the U.S. If Employee is located outside the U.S., Employee’s country may have enacted data privacy laws that are different from the laws of the U.S. The Company’s legal basis for the transfer of Personal Data is Employee’s consent.
(e)Data Retention. The Company will process Employee’s Personal Data only as long as is necessary to implement, administer and manage Employee’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. In the latter case, Employee understands and acknowledges

ESPP Subscription Agreement

that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Personal Data for any of the above purposes, Employee understands that the Company will remove it from its systems.
(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. Employee understands that any participation in the Plan and Employee’s consent are purely voluntary. Employee may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If Employee denies or later withdraws his or her consent, the Company cannot offer participation in the Plan or grant equity awards to Employee or administer or maintain such awards, and Employee will not be eligible to participate in the Plan. Employee further understands that denial or withdrawal of his or her consent would not affect Employee’s employment relationship and that Employee would merely forfeit the opportunities associated with the Plan.
(g)Data Subject Rights. Employee understands that data subject rights regarding the processing of personal data vary depending on Applicable Laws and that, depending on where Employee is based and subject to the conditions set out in the Applicable Laws, Employee may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about Employee and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about Employee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of Employee’s Personal Data in certain situations where Employee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Employee’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or Employee’s employment relationship and is carried out by automated means. In case of concerns, Employee also may have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, Employee’s rights, Employee understands he or she should contact his or her local human resources representative.
13.Nature of Offer. By enrolling in the Plan, Employee acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Company, and it is discretionary in nature;
(b)the grant of the right to purchase Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of rights to purchase Shares, or benefits in lieu of rights to purchase Shares, even if rights to purchase Shares have been granted in the past;

ESPP Subscription Agreement

(c)all determinations with respect to future rights to purchase Shares or other grants or offers, if any, will be at the sole discretion of the Company;
(d)the right to purchase Shares and Employee’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company or the Employer, and shall not interfere with the ability of the Company, the Employer or any other Affiliate, as applicable, to terminate Employee’s employment relationship (if any) at any time;
(e)Employee’s participation in the Plan is voluntary;
(f)the right to purchase Shares and any Shares purchased under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the right to purchase Shares and any Shares purchased under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, leave-related payments, pension or retirement or welfare benefits or other similar mandatory payments;
(h)unless otherwise agreed with the Company in writing, the right to purchase Shares and the underlying Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service Employee may provide as a director of an Affiliate of the Company;
(i)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(j)if Employee exercises the right to purchase Shares, the value of the Shares acquired upon exercise may increase or decrease, even below the Purchase Price;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the right to purchase Shares under the Plan resulting from Employee’s ceasing to provide services to the Company or the Employer (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee’s employment agreement, if any);
(l)for purposes of participation in the Plan, Employee’s status as an employee will be considered terminated as of the date Employee no longer is actively providing services to the Company, the Employer or any other Affiliate (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of his or her employment agreement, if any), and such date will not be extended by any notice period (e.g., Employee’s period of

ESPP Subscription Agreement

employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Employee is employed or the terms of his or her employment agreement, if any); the Administrator shall have the exclusive discretion to determine when Employee no longer is actively providing services for purposes of the Plan (including whether Employee may still be considered to be providing services while on a leave of absence); and
(m)neither the Company, nor the Employer, nor any other Affiliate of the Company will be liable for any foreign exchange rate fluctuation between Employee’s local currency and the United States dollar that may affect the value of the right to purchase Shares or any amounts due to Employee pursuant to the purchase of Shares or the subsequent sale of any Shares acquired under the Plan.
14.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, or making any recommendations regarding Employee’s participation in the Plan or the purchase or sale of the underlying Shares. Employee understands that he or she should consult with a personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
15.Insider Trading/Market Abuse Laws. Employee acknowledges that, depending on the applicable jurisdictions, including the United States and Employee’s jurisdiction, Employee may be subject to insider trading restrictions and/or market abuse laws which may affect Employee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., rights to purchase Shares) or rights linked to the value of Shares during such times Employee is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Employee placed before he or she possessed inside information. Furthermore, Employee could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Employee is responsible for complying with any restrictions and should speak to a personal advisor on this matter.
16.Foreign Asset/Account, Exchange Control, Tax Reporting and Other Requirements. Depending on Employee’s country, Employee may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the right to purchase Shares, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Employee may be required to report such assets, accounts, account balances and values, and/or related transactions to applicable authorities in Employee’s country. Employee also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to Employee’s country through a designated bank or broker and/or within a certain time after receipt. Employee acknowledges that he or she is responsible for

ESPP Subscription Agreement

ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. Employee further understands that he or she should consult personal tax and legal advisors, as applicable, on these matters.
17.Governing Law and Venue; Waiver of Jury Trial. This Subscription Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware. For purposes of litigating any dispute concerning the grant of the right to purchase Shares or this Subscription Agreement, Employee consents to the jurisdiction of the State of California and agrees that such litigation shall be conducted in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this agreement is made and/or to be performed. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.
18.Language. Employee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to enable Employee to understand the terms and conditions of this Subscription Agreement. Furthermore, if Employee has received this Subscription Agreement, the Appendix and/or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.Severability. The provisions of this Subscription Agreement, including the Appendix, are severable and if any provision is determined to be illegal or otherwise unenforceable, then such provision will be enforced to the maximum extent possible and the remaining provisions will be fully effective and enforceable.
20.Country-Specific Appendix. Notwithstanding any provisions in this Subscription Agreement, the right to purchase Shares and participation in the Plan are subject to the additional terms and conditions set forth in the Appendix, including the terms and conditions of any sub-plan to the Plan applicable to Employee’s country. Moreover, if Employee relocates to one of the countries located in the Appendix, the additional terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Subscription Agreement.
21.Termination or Modification of the Plan; Imposition of Other Requirements. The Company, at its option, may elect to terminate, suspend or modify the terms of the Plan at any time, to the extent permitted by the Plan. Employee agrees to be bound by such termination, suspension or modification regardless of whether notice is given to Employee of such event, subject in any case to Employee’s right to timely withdraw from the Plan in accordance with the Plan withdrawal procedures then in effect. The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the grant of the right to purchase Shares and on any Shares purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

ESPP Subscription Agreement

22.Waiver. Employee acknowledges that a waiver by the Company of breach of any provision of this Subscription Agreement shall not operate or be construed as a waiver of any other provision of this Subscription Agreement, or of any subsequent breach by Employee or any other Eligible Employee.
23.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Subscription Agreement (including the Appendix and any other appendices and/or exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof.
EMPLOYEE UNDERSTANDS THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY EMPLOYEE, OR UNLESS OTHERWISE TERMINATED PURSUANT TO THE PLAN.

ESPP Subscription Agreement

APPENDIX
ROBINHOOD MARKETS, INC.
2021 EMPLOYEE SHARE PURCHASE PLAN
SUBSCRIPTION AGREEMENT
COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. EMPLOYEES

[This exhibit has been omitted pursuant to Rule 601(a)(5) of Regulation S-K.
A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.]

ESPP Subscription Agreement

ESPP Subscription Agreement

ROBINHOOD MARKETS, INC.
2021 EMPLOYEE SHARE PURCHASE PLAN
NOTICE OF WITHDRAWAL
By clicking the “WITHDRAW” (or similar wording) button on the Employee Share Purchase Plan screen of a Robinhood Markets, Inc. stock plan account on www.etrade.com, the holder of such account (the “Participant”) hereby irrevocably elects to withdraw from the Plan (as defined below) according to the following terms:
Terms used but not defined herein shall have the meanings ascribed to them in the Plan.
The Participant hereby notifies the Company that he or she hereby withdraws from the Offering Period currently in progress in which he or she is participating. He or she hereby directs the Company or Employer to pay to the Participant as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The Participant understands and agrees that his or her stock purchase right for such Offering Period will be terminated automatically. The Participant further understands that this Notice of Withdrawal must be submitted at least two weeks prior to the next Purchase Date (or by such later deadline in advance of the Purchase Date as may be allowed by the Plan Administrator from time to time) in order to withdraw prior to any accumulated payroll deductions being used to automatically exercise the Participant’s right to purchase Shares under the Plan. The Participant understands further that no further payroll deductions will be made for the purchase of Shares in the current Offering Period and the Participant will be eligible to participate in succeeding Offering Periods only by re-enrolling in the Plan pursuant to any subscription procedure that may be made available by the Company from time to time.
ESPP Notice of Withdrawal